UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 8, 2005

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14160	06-1110906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 N. Orange Avenue, Ste. 105, Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 367-0944

Registrant’s facsimile number, including area code: (407) 367-0950

Registrant’s Website address:  www.paincareholdings.com

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

The Board of Directors of PainCare Holdings, Inc., pursuant to a resolution adopted at a meeting of the Board of Directors on September 8, 2005, approved, pursuant to the recommendation of the Company’s Compensation Committee, the increase of the compensation payable to certain senior executive officers of the Company effective as of August 1, 2005.  Pursuant to the resolution, Randy Lubinsky, the Company’s Chief Executive Officer and a Director, will receive an increase in base salary to $320,000 per year and options to purchase 175,000 shares of the Company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date the options are issued.

In addition, it has been determined that effective as of August 1, 2005, Mark Szporka, the Company’s Chief Financial Officer and a Director, will receive an increase in base salary to $295,000 per year and options to purchase 175,000 shares of the Company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date the options are issued, and that Ronald Riewold, the Company’s President and a Director, will receive an increase in base salary to $295,000 per year and options to purchase 175,000 shares of the Company’s common stock at an exercise price equal to the market price of the Company’s common stock on the date the options are issued.

All options issuable to the aforementioned senior executive officers will be issued under the Company’s 2001 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 9, 2005

PAINCARE HOLDINGS, INC.

By:

  /s/ Randy Lubinsky

Randy Lubinsky

Chief Executive Officer